FOR IMMEDIATE RELEASE

March 15, 2005

Huron Consulting Group Names New Executive Officers

CHICAGO – March 15, 2005—Huron Consulting Group Inc. (NASDAQ: HURN) today announced the appointment of Daniel P. Broadhurst to vice president of Operations, James K. Rojas to vice president of Corporate Development, and George E. Massaro to vice chairman of the Board.

“The proven leadership of these individuals will play a vital role as Huron continues to grow,” said Gary E. Holdren, chairman and CEO, Huron Consulting Group. “Huron congratulates them on this appointment and looks forward to their contributions in their new roles.”

Daniel P. Broadhurst – In his new role of vice president of Operations, he will assist with day-to-day operations for the company. Broadhurst will work closely with Huron’s practice leaders regarding practice performance, resource planning, and all other aspects of business planning. He will continue to serve as the company’s Quality Officer.

James K. Rojas – As vice president of Corporate Development, Rojas will provide leadership on workforce development. He will also be responsible for acquisition and joint venture due diligence and other corporate development projects. Rojas was previously a managing director in the company’s Disputes and Investigations practice.

George E. Massaro – As vice chairman of the Board, Massaro will focus his efforts on critical strategic initiatives for the company, including major client assignments. Under the new organizational structure, Huron’s chief financial officer, general counsel, and the vice presidents of Human Resources, Operations and Corporate Development will report directly to Massaro in his capacity as vice chairman. Massaro previously served as Huron’s chief operating officer.

About Huron Consulting Group Inc.

Huron Consulting Group Inc. is the parent company of Huron Consulting Services LLC, an independent provider of financial and operational consulting services. Huron’s experienced and credentialed professionals apply their expertise in accounting, finance, economics and operations to a wide variety of financially sound and distressed organizations, including Fortune 500 companies, medium-sized businesses, leading academic institutions, healthcare organizations and the law firms that represent these various organizations. Learn more at www.huronconsultinggroup.com.

Media Contact:

Jennifer Frost Hennagir

312-880-3260

jfrost-hennagir@huronconsultinggroup.com

Investor Contact:

Gary L. Burge, Chief Financial Officer

312-583-8722

garyburge@huronconsultinggroup.com

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